EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

EyePoint Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)

Equity	Common Stock, $0.001 par value	457(o)	(3)	(4)	—	0.0001476	—

Equity	Preferred Stock, $0.001 par value	457(o)	(3)	(4)	—	0.0001476	—

Other	Warrants	457(o)	(3)	(4)	—	0.0001476	—

Debt	Debt Securities	457(o)	(3)	(4)	—	0.0001476	—

Other	Units	457(o)	(3)	(4)	—	0.0001476	—

Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(3)	(4)	$350,000,000(3)	0.0001476	$51,660

Total Offering Amount					$350,000,000(3)		$51,660

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$51,660

(1)

The securities covered by this registration statement to be sold by EyePoint Pharmaceuticals, Inc., or the Registrant, may be sold separately or in any combination with other securities registered under this registration statement.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The Registrant is registering under this registration statement such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $350,000,000. If the registrant issues any debt securities at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $350,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(4)

The proposed maximum offering price per security and the proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(5)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.